Exhibit 10.4

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), effective as of _____, 2021 by and between Vinco Ventures, Inc., with an address at 1 West Broad Street, Suite 1004, Bethlehem, PA 18018 (the “Company”), and Philip Jones an adult individual with an address set forth on the signature page of this Agreement (the “Employee”).

RECITALS

WHEREAS, the Company desires to employ or continue to employ and retain the Employee for the term specified herein in order to advance the business and interests of the Company on the terms and conditions set forth herein; and

WHEREAS, the Employee wishes to be employed by the Company and desires to provide his/her services to the Company in such capacities, on and subject to the terms and conditions hereof; and

WHEREAS, the Company is a selective acquisitions company focused on digital media and content technologies (the “Business”); and

WHEREAS, the Company has developed and will develop relationships with Customers, Prospective Customers, Vendors, suppliers and shippers as well as a reputation, which are and will become of great importance and value to the Company in connection with its Business, and the loss of or injury to the Business will result in substantial and irreparable damage to the Company; and

WHEREAS, in the course of the Employee’s employment by the Company, the Employee may receive, be taught or otherwise have access to items and information associated with the Business such as sales, technical development, sourcing, purchasing, transportation, documentation, marketing and trading techniques, information and materials, customer and supplier lists or information, correspondence, records, financial information, pricing information, computer systems, computer software applications, business plans and other information which is confidential and proprietary; and

WHEREAS, the Company has acquired and/or developed certain trade secrets and Confidential Information, as more fully described below, and has expended significant time and expense in acquiring or developing its trade secret or Confidential Information; and expends significant time and expense on an ongoing basis in supporting its employees, including the Employee; and

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein and other good and valuable consideration, intending to be legally bound, the parties to this Agreement hereby agree as follows:

1. Adoption of Recitals. The Company and Employee hereto adopt the above recitals as being true and correct.

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2. Employment and Duties. The Company shall employ Employee, and Employee hereby accepts such employment, as the Chief Financial Officer (the “CFO”) of the Company or his/her designee, during the term of employment set forth in Section 2. Employee shall perform the duties and responsibilities of the CFO for the Company (“Duties and Responsibilities”) subject to the direction of the Board of Directors (“Board”), the Chief Executive Officer (“CEO”) or other designated manager or representative of Company (collectively referred to as “Manager”), and such other responsibilities and duties, consistent with his/her position and expertise, as may from time to time be reasonably prescribed by the Manager, or his/her designee. The initial Duties and Responsibilities of Employee are set forth in Schedule 1 of this Agreement. Employee shall devote his or her full time, energy, skill and best efforts to the business and affairs of the Company. Employee acknowledges and agrees that he or she shall observe and comply with all of the Company’s Policies and Procedures, which may change from time to time, including, but limited to, the Company’s the Insider Trading Policy, Employee Handbook, and other onboarding documents.

3. Term. The initial term of employment under this Agreement shall be a period commencing on the date hereof and ending on the one (1) year anniversary of this Agreement (“Initial Term”), unless further extended or sooner terminated in accordance with the other provisions hereof (which Initial Term and any extended periods described below shall be referred to as the “Term”). On the expiration of the Initial Term and on each anniversary thereafter, the Term shall be automatically extended for one (1) year. The Company or Employee may elect to terminate any automatic extension of the Term set forth in this Section 3 by giving written notice of such election to the other at least sixty (60) days prior to any anniversary date. Terminating the automatic extension of the Term shall not constitute a Termination without Cause and trigger any obligation for the Company to make post-employment payments to the Employee under Section 5.8.

4. Compensation and Benefits.

4.1 Salary. The Company shall pay to Employee as his or her compensation for services rendered hereunder a base salary of Two Hundred and Fifty Thousand US Dollars ($250,000) per year the “Salary” under normal payroll practices for employee subject to any applicable tax and payroll deductions. Any Bonus and/or Additional Compensation is set forth in Schedule 2 of this Agreement.

4.2 Benefits. During the term, Employee will be eligible to participate in the Company’s standard employee benefits made generally available to employees at your level, including but not limited to medical, dental, and life insurance, and 401(k) retirement plan, subject to the applicable benefit plans and terms. The Company reserves the right to amend such benefits from time to time in its sole discretion.

4.2.1 Reimbursement of Expenses. Employee is authorized to incur ordinary, necessary, and reasonable expenses in the course of Company’s business. The Company shall reimburse Employee for such expenses pursuant to the Company’s expense reimbursement policy, upon presentation by the Employee of an itemized account of such expenditures in a manner prescribed by the Company, unless such expenses have been paid directly by the Company. All expense reimbursements must be pre-approved by the Employee’s Manager or direct supervisor.

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4.2.2 Vacation/PTO. Employee shall be entitled to three (3) weeks of comprehensive paid time off (includes vacation, sick and personal days) (“PTO”) each year to be taken at such times as maybe be approved by the Manager, or his or her designee. The PTO days accrue on a monthly basis. Employee may “go in the hole” and utilize unearned PTO if approved by the Manager. If at the end of the calendar year, the Employee has accrued PTO that she did not use, the Employee shall be permitted to carry forward up to 40 hours of unused PTO for the following calendar year.

5. Termination.

5.1 Notice of Termination. Any termination by the Company or by Employee, other than due to Employee’s death, shall be communicated by written Notice of Termination to the other party. As used in this Agreement, (a) “Notice of Termination” means a written notice specifying the termination provision in this Agreement relied upon and (b) “Date of Termination” means the date of death or the date specified in the Notice of Termination, as the case may be.

5.2 Termination upon Death. The Employee’s employment hereunder shall terminate upon the death of the Employee; provided, however, that for purposes of this Agreement, the Date of Termination based upon the death of the Employee shall de deemed to have occurred on the last day of the month in which the death of the Employee shall have occurred.

5.3 Termination upon Disability. If the Employee is unable to perform the essential functions of his/her position, with or without reasonable accommodation, for an aggregate period in excess of ninety (90) days during the previous twelve (12) months, due to a physical or mental illness, disability or condition, the Company may terminate the Employee’s employment hereunder at the end of any calendar month by giving written Notice of Termination to the Employee. Any questions as to the existence, extent, or potentiality of illness or incapacity of the Employee upon which the Company and the Employee cannot agree shall be determined by a qualified independent physician selected by the Company. The determination of such physician certified in writing to the Company and to the Employee shall be final and conclusive for all purposes of this Agreement. This Subsection 5.3 of this Agreement is intended to be interpreted and applied consistent with any laws, statutes, regulations and ordinances prohibiting discrimination, harassment, and/or retaliation on the basis of a disability.

5.4 Termination by the Company for Cause. The Company may terminate Employee’s employment hereunder for Cause (as defined below) effective immediately upon Notice of Termination. For purposes of this Agreement, “Cause” shall mean any of the following: (i) fraud, embezzlement or theft; (ii) willful misconduct; (iii) intentional violation of any law or regulation; (iv) any unauthorized disclosure of any trade secret or confidential information of the Company or a subsidiary; (v) being charged with a felony or a misdemeanor involving the personal dishonesty or moral turpitude of the Employee; (vi) engagement in illegal drug use or alcohol abuse which prevents the Employee from performing his/her duties in any manner; and (vii) failure to perform duties owed to the Company; provided, however, that in the case of conduct described in clause (vii) above, such conduct shall not constitute “Cause” for the purposes of this Section 5.4 unless (a) the Manager shall have given Employee notice setting forth (1) the conduct deemed to constitute Cause and (2) a reasonable time, not less than five (5) days, within which Employee may take such remedial action, and (b) Employee shall not have taken such specified remedial action within such specified reasonable time (provided, however, that after one such notice has been given to the Employee during the Term, the Company is no longer required to provide time to cure subsequent failures under (vii)). Notice of the material breach and/or Notice of the Date of Termination shall be provided as defined in Section 10.1 below.

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5.5 Termination by the Company without Cause. At any time, the Company may terminate Employee’s employment hereunder without Cause effective immediately upon Notice of Termination.

5.6 Termination by the Employee other than for Good Reason. The Employee may terminate this Agreement by delivering a Notice of Termination to the Company. The Date of Termination shall be specified in the Notice of Termination; provided however, that the Date of Termination shall not be earlier than forty-five (45) calendar days after delivery of the Notice of Termination.

5.7 Termination by Employee for Good Reason. The Employee may terminate this Agreement with Good Reason by delivering a Notice of Termination to the Company specifying the Date of Termination and a complete factual basis for Employee’s belief that he/she has “Good Reason” to terminate this Agreement. “Good Reason” shall be deemed to exist if: (i) the Company materially breaches this Agreement and the Company fails to remedy such breach within ten (10) days following the delivery of written notice of such breach by the Employee to the Company; (ii) there is a material diminution of Employee’s authority, duties or reporting responsibilities without his or her consent; (iii) the relocation of the Employee more than 60 miles from his or her existing location. With respect to a claim that the Company has materially breached this Agreement, the notice must specify the following: (x) each and every material breach by the Company, and (y) the factual basis for the Employee’s claim that the Company has materially breached the Agreement including when the breach occurred, how it occurred, who was involved, what happened, and why it constitutes a breach. Notice of the material breach and/or Notice of the Date of Termination shall be provided as defined in Section 10.1 below.

5.8 Obligations upon Termination.

5.8.1 Termination for Death or Disability. If employment terminates pursuant to Subsection 5.2 or 5.3, the Company shall, promptly upon such termination, pay the Employee, the Estate of Employee, or the person charged with legal responsibility for the Employee’s Estate or his/her person, an amount equal to the balance of the Compensation due through the Termination Date in a single lump sum minus applicable withholdings. The Employee, as of the date of the Notice of Termination, shall have no further entitlement under this Agreement to any other Compensation (as set forth in Section 4 above), including but not limited to Base Salary, benefits and bonuses. The Employee also shall not be entitled to receive other severance or post-termination payments (except solely such Base Salary or other payments as may have been accrued but not yet paid prior to such termination). Any outstanding stock option or other stock awards held by Employee as of the Date of Termination shall be subject to the terms of the applicable award agreements.

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5.8.2 Termination Term by the Company Without Cause, Termination by Employee for Good Reason or upon Expiration of Term. In the event that the Company terminates this Agreement pursuant to Subsection 5.5 or that the Employee terminates this Agreement pursuant to Subsection 5.7, the Company shall pay to the Employee the balance of the Compensation due under Section 4 of this Agreement through the Termination Date. Employee shall, subject to Section 5.9, be entitled to six (6) additional months of the Salary (“Severance”) set forth in Section 4.1 (“Payout”), provided that such termination constitutes a separation from service within the meaning of Section 409A of the Internal Revenue Code of 1986 (the “Code”). Except as set forth in this Subsection 5.8.2, the Employee shall be provided benefits from the Company, as set forth in Subsection 4.2, during the Severance period and those benefits that have accrued prior to the Date of Termination. Any outstanding stock option or other stock awards held by Employee as of the Date of Termination shall be subject to the terms of the applicable award agreements. The Payout shall be made to Employee in one lump sum within thirty (30) days following the Date of Termination, with applicable withholdings made from the payment.

5.8.3 Termination by Employee other than for Good Reason. In the event that the employment of the Employee is terminated pursuant to Subsection 5.6, no Compensation (as set forth in Section 4 above), no severance, no pro-rated bonuses or other post-termination payment shall be due or payable by the Company to the Employee (except solely such Base Salary or other payments as may have been accrued but not yet paid prior to such termination). Any outstanding stock option or other stock awards held by Employee as of the Date of Termination shall be subject to the terms of the applicable award agreements.

5.9 Release Required for Severance Payments. No post-employment payments by the Company relating to termination of employment under the provisions of Section 5.8.2 shall commence until Employee executes and delivers a mutually agreeable release reflecting the provisions of this Agreement and waiving any and all claims against the Company, its agents, servants and/or successors in interest, other than the obligations set forth in such release or in a final severance agreement and any applicable revocation period with respect to such release has expired.

5.10 Compliance with Section 409A. The parties to this Agreement intend that the Agreement complies with Section 409A of the Code, where applicable, and this Agreement shall be interpreted in a manner consistent with that intention. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination qualifies as a “separation from service” within the meaning of Section 409A of the Code and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” Notwithstanding any other provisions of this Agreement to the contrary, and solely to the extent necessary for compliance with Section 409A of the Code and not otherwise eligible for exclusion from the requirements of Section 409A, if as of the date of the Employee’s separation from service from the Company, (i) the Employee is deemed to be a “specified employee” (within the meaning of Section 409A of the Code and the applicable regulations), and (ii) the Company or any member of a controlled group including the Company is publicly traded on an established securities market or otherwise, no payment or other distribution required to be made to the Employee hereunder (including any payment of cash, any transfer of property and any provision of taxable benefits) solely as a result of the Employee’s separation from service shall be made earlier than the first day of the seventh month following the date on which the Employee separates from service with the Company.

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6. Ownership of Works; Infringement Indemnity.

6.1 Assignment of Works. Employee agrees to promptly make full written disclosure to the Company, to hold in trust for the sole right and benefit of the Company, and hereby assigns, transfers, grants and conveys to the Company, all of his/her worldwide right, title, ownership and interest in and to any and all designs, trademarks, inventions, original works of authorship, findings, conclusions, data, discoveries, developments, concepts, improvements, trade secrets, techniques, processes, know-how and other work product, whether or not patentable or registrable under copyright or similar laws, which Employee may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, in the performance of this Agreement or which result, to any extent, from use of the Company’s premises or property (collectively, the “Works”), including any and all intellectual property rights inherent in the Works and appurtenant thereto including, without limitation, all patent rights, copyrights, trademarks, know-how and trade secrets (collectively, “Intellectual Property Rights”). Employee further acknowledges and agrees that all original works of authorship which are made by him/her in the performance of this Agreement and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act and belong solely to the Company. Employee agrees that all Works developed by Employee during the course of this Agreement, prior to this Agreement, developed in future using Works as the basis are the sole property of the Company. However, to the extent that any such work may not, by operation of any applicable law, be a work made for hire, Employee hereby assigns, transfers and conveys to the Company all of his/her worldwide right, title and interest in and to such Work, including all Intellectual Property Rights therein and appurtenant thereto. Employee hereby waives any and all “moral rights” that he/she may have in any of the Works under the Berne Convention or any other applicable law, rule or regulation. Employee agrees that he/she will retain no rights in any of the Works or any of the Intellectual Property Rights in or relating thereto. Employee agrees that the Company owns the entire right, title, ownership and interest in and to all of the Works and all Intellectual Property Rights in or relating thereto including, without limitation, the right to reproduce the Works, modify the Works, prepare derivative works based upon the Works or the copyright or any other Intellectual Property Rights in or relating thereto, sell or otherwise distribute the Works. Employee warrants that all of the Works and all Intellectual Property Rights in or related thereto are free and clear of all liens, security interests, claims and other encumbrances of any type.

6.2 Further Assurances. Upon the request and at the expense of the Company, Employee shall execute and deliver any and all instruments and documents and take such other acts as may be necessary or desirable to document the assignment and transfer described in Section 6.1 above or to enable the Company to secure its rights in the Works and any Intellectual Property Rights in or relating thereto in any and all jurisdictions, or to apply for, prosecute and enforce patents, trademark registrations, copyrights or other Intellectual Property Rights in any and all jurisdictions with respect to any Works, or to obtain any extension, validation, re-issue, continuance or renewal of any such Intellectual Property Right. Whether any Intellectual Property Rights in or relating to any of the Works will be preserved, maintained, or registered in any jurisdiction shall be at the sole discretion of the Company.

6.3 Attorney-in-Fact. If the Company is unable, after reasonable effort, to secure Employee’s signature as required in Section 6.2 for any reason whatsoever, Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as his/her agent and attorney-in-fact, to act for and in Employee’s behalf and stead to execute and file any such application or applications or other documents and to do all other lawfully permitted acts to further the prosecution and issuance of a patent, copyright or trademark or any other legal protection thereon with the same legal force and effect as if executed by Employee.

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7. Covenants.

7.1 Definitions.

7.1.1 The term “Company” for purposes of Section 7 of this Agreement shall mean Vinco Ventures, Inc, and its affiliated and related entities. It is understood that all other affiliated or related entities are intended third-party beneficiaries of the provisions of this Agreement.

7.1.2 The term “Confidential Information” shall include, but not be limited to: (i) Customer lists and Prospective Customer lists; specific information on Customers and Prospective Customers (including information on purchasing preferences, credit information, and pricing); terms and conditions under which the Company deals with Vendors and supplier or prospective Vendors or suppliers; employee and independent contractor lists; the Company’s sources of supply; the Company’s billing rates; pricing lists (including item and Customer specific pricing information); names of agents; operations; contractual or personnel data; trade secrets; license agreements; proprietary purchasing and sales methods and techniques; proprietary compositions, ideas and improvements; pricing methods and strategies; computer programs, computer systems, computer data, system documentation, special hardware, product hardware, related software development and computer software design and/or improvements; methods of distribution; market feasibility studies; proposed or existing marketing techniques or plans; sales and sales volumes; purchasing, transportation, documentation, marketing and trading techniques of Customers, potential Customers and/or Vendors; inventions (including Works as defined above); future the Company business plans; project files; design systems; information on current and potential Vendors including, but not limited to, their identity, pricing, and purchasing information not generally known; personal information about the Company’s Employees, officers and directors; correspondence, and letters, notes, notebooks, reports, flowcharts, proposals, processes and/or any and all other confidential or proprietary information belonging to the Company or relating to the Company’s business and/or affairs; and (ii) any information that is of value or significance to the Company that derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, including information not generally known to the competitors of the Company nor intended by the Company for general dissemination. Confidential Information shall not include any (a) information known generally to the public (other than as a result of unauthorized disclosure by the Employee), (b) information that became available from a third party source and such source is not bound by a confidentiality agreement, or (c) any information not otherwise considered by the Board of Directors of the Company (“Board”) to be Confidential Information.

7.1.3 The term “Customer” shall mean any person or entity which has purchased goods, products or services from The Company, entered into any contract for products or services with the Company, and/or entered into any contract for the distribution of any Products or services with the Company within the six (6) months immediately preceding the termination of the Employee’s employment with the Company for whatever reason.

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7.1.4 The phrase “directly or indirectly” shall include the Employee either on his/her own account, or as a partner, owner, promoter, joint venturer, employee, agent, consultant, advisor, manager, Employee, independent contractor, officer, director, stockholder, or otherwise, of an entity.

7.1.5 The term “Non-Compete Period” shall mean the Term and the one (1) year immediately following termination of the Employee’s employment with the Company for whatever reason.

7.1.6 The term “Prospective Customer” shall mean any person or entity which has expressed interest in purchasing goods, products or services from the Company, expressed interest in entering into any contract for products or services with the Company, and/or expressed interest in entering into any contract for the distribution of any products or services with the Company within six (6) months immediately preceding the termination of the Employee’s employment with the Company for whatever reason.

7.1.7 The term “Restricted Area” shall include any geographical location anywhere in the world where the Employee has been assigned to perform services on behalf of The Company during the Term and where the Company, its affiliates or subsidiaries either (a) are engaged in business, or (b) have evidenced an intention to engage in business.

7.1.8 The term “Restricted Business” shall mean any business that competes with the business of the Company, as such business now exists or as it may exist at the time of the termination of the Employee’s employment with the Company for whatever reason.

7.1.9 The term “Vendor” shall mean any supplier, person, or entity from which the Company has purchased Products or services during the six (6) months immediately preceding the termination of the Employee’s employment with the Company for whatever reason.

7.2 Non-Competition. During the Non-Compete Period, in the Restricted Area, the Employee shall not, directly or indirectly, engage in, promote, finance, own, operate, develop, sell or manage or assist in or carry on in any Restricted Business, provided, however, that the Employee may at any time own securities of any competitor corporation whose securities are publicly traded on a recognized exchange so long as the aggregate holdings of the Employee in any one such corporation shall constitute not more than 2% of the voting stock of such corporation.

7.3 Non-Solicitation of Employees or Independent Contractors. During the Non-Compete Period, the Employee shall not, directly or indirectly, solicit or attempt to induce any employee of the Company or independent contractor engaged and/or utilized by the Company in any capacity to terminate his/her employment with, or engagement by, the Company. Likewise, during the Non-Compete Period, the Employee shall not, directly or indirectly, hire or attempt to hire for another entity or person any employee of the Company or independent contractor engaged and/or utilized by the Company in any capacity.

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7.4 Non-Solicitation of Customers, Prospective Customers, or Vendors. During the Non-Compete Period, the Employee shall not, directly or indirectly, sell, assemble, manufacture or distribute Products or services of the type sold or distributed by the Company to any Customer, Prospective Customer, or Vendor of the Company through any entity other than the Company. The Employee acknowledges and agrees that the Company has substantial relationships with its Customers, Vendors and Prospective Customers, which the Company expends significant time and resources in acquiring and maintaining, and that the Company has Confidential Information pertaining to its business and its Customer, Vendors and Prospective Customers, and that the Company’s Confidential Information and relationships with its Customers, Vendors and Prospective Customers constitute significant and valuable assets of the Company.

7.5 Non-Disclosure of Confidential Information. During and after employment under this Agreement, including but not limited to the Non-Compete Period, the Employee shall not, directly or indirectly, without the prior written consent of the Board, or a person duly authorized thereby, other than a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Employee of the duties of the Employee as an employee of the Company, disclose or use for the benefit of himself/herself or any other person, corporation, partnership, joint venture, association, or other business organization, any of the trade secrets or Confidential Information of the Company. If the Employee is legally required to disclose any Confidential Information or trade secrets, the Employee will notify the Company prior to doing so by providing the Company with written notice ten (10) business days in advance of the intended or compelled disclosure. (If disclosure is required sooner than ten (10) days, the Employee must provide the Company with Notice immediately upon learning that disclosure is sought and before disclosure is required or compelled.) Notice shall be provided as defined in Section 10.1 below.

7.6 Notice of Immunity under the Economic Espionage Act of 1996, as amended by the Defend Trade Secrets Act of 2016 (“ DTSA” ). Notwithstanding any other provision of this Agreement, Employee shall not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that:

(a)	is made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or

(b)	is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.

Notwithstanding any other provision of this Agreement, if the Employee files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Employee may disclose the Company’s trade secrets to the Employee’s attorney and use the trade secret information in the court proceeding if the Employee:

(a)	files any document containing the trade secret under seal; and

(b)	does not disclose the trade secret, except pursuant to court order.

7.7 Need for Restrictions. The Employee acknowledges and agrees that each of the restrictive covenants contained in this Section 7 is reasonable and necessary to protect the legitimate business interests of the Company, including, without limitation, the need to protect the Company’s trade secrets and Confidential Information and the need to protect its relationships with its Customers, Prospective Customers, Vendors, and agents. The Employee also acknowledges and agrees, as set forth in Subsection 7.8 below, that the Company may obtain a temporary, preliminary, and/or permanent injunction to restrain any violations of, or otherwise enforce, the restrictive covenants contained in Section 7. The Employee also acknowledges and agrees that, if his/her future employment’s job duties would inevitably cause him/her to disclose Confidential Information or trade secrets of the Company, the Company may seek to protect its legitimate business interests by enjoining him/her from working in that future position.

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7.8 Breach of Restrictive Covenants. In the event of a breach or threatened breach by the Employee of any restrictive covenant set forth in Section 7, the Employee agrees that such a breach or threatened breach would cause irreparable injury to the Company, and that, if the Company shall bring legal proceedings against the Employee to enforce any restrictive covenant, the Company shall be entitled to seek all available civil remedies, at law or in equity, including, without limitation, an injunction without posting a bond, damages, attorneys’ fees, and costs.

7.9 Successors and Assigns. The Company and its successors and assigns may enforce these restrictive covenants.

7.10 Severability. If any portion of any covenant in this Section 7 or its application is construed to be invalid, illegal, or unenforceable, then the other portions and their application shall not be affected thereby and shall be enforceable without regard thereto. If any of the Covenants is determined to be unenforceable because of its scope, duration, geographical area or similar factor, then the court making such determination shall have the power to reduce or limit such scope, duration, area or other factor, and such Covenant shall then be enforceable in its reduced or limited form. All provisions of this Section 7 shall survive the term of this Agreement and Employee’s employment with the Company.

8. Return of the Company’s Property. All of the Company’s and its parents’, subsidiaries’ and affiliates’ Products, Customer correspondence, internal memoranda, designs, sales brochures, training manuals, project files, price lists, Customer and Vendor lists, prospectus reports, Customer or Vendor information, sales literature, territory printouts, call books, notebooks, textbooks e-mails and Internet access, and all other like information or products, including all copies, duplications, replications and derivatives of such information or products, acquired by the Employee while in the employ of the Company, whether prepared by the Employee or coming into the Employee’s possession, shall be the exclusive property of the Company and shall be returned immediately to the Company upon the expiration or termination of this Agreement for any reason or upon request by the Chief Employee Officer of the Company or the Board. The Employee also shall return immediately return any Company issued property including, but not limited to, laptops, computers, thumb drives, removable media devices, flash drives, smartphones, cellular phones, iPads and other devices upon the expiration or termination of this Agreement for any reason or upon request by the Chief Employee Officer of the Company or the Board. The Employee’s obligations under this Section 8 shall exist whether or not any of these items or materials contain Confidential Information or trade secrets. The parties hereto shall comply with all applicable laws and regulations regarding retention of and access to this Agreement and all books, documents and records in connection therewith. The Employee shall provide the Company with a signed certificate evidencing that all such property has been returned, and that no such property or Confidential Information or trade secret has been retained by the Employee in any form. If the Company has a good faith basis for suspecting that Employee has retained documents, property or information in violation of this provision, if requested, the Employee is obligated to provide the Company and/or its agent with access to the Employee’s laptop(s), external drive(s), computer(s), flash drive(s) and/or removable media to ensure all property of the Company or its subsidiaries and affiliates has been returned, and Employee is not retaining copies of the documents or property without the Company permission.

9. Prior Agreements. Employee represents to the Company (i) that there are no restrictions, agreements or understandings whatsoever to which Employee is a party which would prevent or make unlawful Employee’s execution of this Agreement or Employee’s employment hereunder, (ii) that Employee’s execution of this Agreement and Employee’s employment hereunder shall not constitute a breach of any contract, agreement or understanding, oral or written to which Employee is a party or by which Employee is bound, (iii) that Employee is free and able to execute this Agreement and to enter into employment with the Company and (iv) this Agreement is a valid and binding obligation of Employee, enforceable in accordance with its terms.

10. Miscellaneous.

10.1 Notices. All notices, requests, demands, consents or other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if and when (i) delivered personally, (ii) mailed by first class certified mail, return receipt requested, postage prepaid, or (iii) sent by a nationally recognized overnight courier service, postage or delivery charges prepaid, to the parties at their respective addresses set forth on the first page of this Agreement or to such other addresses of which the parties may give notice in accordance with this Section 10.1.

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10.2 Entire Understanding; Modification. This Agreement sets forth the entire understanding between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous, written, oral, expressed or implied, communications, agreements and understandings with respect to the subject matter hereof. This Agreement shall not be amended, modified, supplemented, or terminated except in writing signed by both parties. No action taken by the Company hereunder, including without limitation, any waiver, consent or approval, shall be effective unless authorized by the Company’s Members.

10.3 Parties in Interest. This Agreement shall inure to the benefit of, bind and be enforceable by Employee and his heirs, personal representatives, estate and beneficiaries, and the Company and its successors and assigns. This Agreement is a personal employment contract of the Company, for Employee’s personal services, and Employee’s rights and duties hereunder shall not be assignable or delegable by Employee. The Company may assign its rights and duties hereunder provided that the assignee is the successor, by operation of law or otherwise, to any or all of the Company’s affiliates and the nature of Employee’s duties hereunder do not change in any material respect.

10.4 Severability. If any provision of this Agreement is construed to be invalid, illegal, or unenforceable, then the remaining provisions hereof shall not be affected thereby and shall be enforceable without regard thereto.

10.5 Counterparts. This Agreement may be fully executed in any number of counterparts, each of which when so executed and delivered shall be an original hereof, and it shall not be necessary in making proof of this Agreement to produce or account for more than one counterpart hereof.

10.6 Section Headings; References. Section and subsection headings in this Agreement are inserted for convenience of reference only, and shall neither constitute a part of this Agreement nor affect its construction, interpretation, meaning, or effect. All words used in this Agreement shall be construed to be of such number and gender as the context requires or permits.

10.7 Waivers. Neither the failure nor delay on the part of either party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall the single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

10.8 Right to Review and Seek Counsel. The Employee acknowledges that he/she has had the opportunity to seek independent counsel and tax advice in connection with the execution of this Agreement, and the Employee represents and warrants to the Company (a) that he/she has sought such independent counsel and advice as he/she has deemed appropriate in connection with the execution hereof and the transactions contemplated hereby, and (b) that he/she has not relied on any representation of the Company as to tax matters, or as to the consequences of the execution hereof.

10.9 Neutral Construction. No Party may rely on any drafts of this Agreement in any interpretation of the Agreement. Each party to this Agreement has reviewed this Agreement and has participated in its drafting and, accordingly, no party shall attempt to invoke the normal rule of construction to the effect that ambiguities are to be resolved against the drafting party in any interpretation of this Agreement.

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10.10 Survival. The provisions of this Agreement shall not survive the termination of the Employee’s employment hereunder, except that the provisions of (i) Section 5 hereto relating to post-termination payment obligations; (ii) Section 6 hereto relating to Intellectual Property; (iii) Section 7 hereto relating to the restrictive covenants; (iii) Section 8 hereto relating to return of the Company’s property; and (iv) Section 10.12 relating to jurisdiction, venue and waiver of personal service shall remain binding upon the parties.

10.11 Controlling Law. This Agreement is made under, and shall be governed by, construed and enforced in accordance with, the substantive laws of the Commonwealth of Pennsylvania applicable to agreements made and to be performed entirely therein without giving effect to principles of conflicts of laws.

10.12 EXCLUSIVE JURISDICTION. IN ANY ACTION OR PROCEEDING BETWEEN THE PARTIES HERETO, EMPLOYEE AND THE COMPANY IRREVOCABLY CONSENT AND AGREE TO THE EXCLUSIVE JURISDICTION OF THE FEDERAL AND STATE COURTS LOCATED IN FLORIDA; AND SERVICE OF PROCESS BY HAND DELIVERY OR BY CERTIFIED MAIL, TO THE ADDRESSES SET FORTH ABOVE OR AS OTHERWISE PROVIDED OR AMENDED BY EACH PARTY FROM TIME TO TIME FOR EACH PARTY.

[Signatures on Following Page]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date above written.

COMPANY

Vinco Ventures, Inc.

Name:
Title:	CEO

EMPLOYEE

Philip Jones

Address:

Phone:
Email:

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SCHEDULE “1”

Duties and Responsibilities

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SCHEDULE “2”

Bonus / Additional Compensation

1.Annual Bonus: Employee may be eligible for an annual target bonus of 30% of the Base Salary for the first year of employment (or pro-rata portion thereof where you are not employed for the full Bonus Plan year), less applicable deductions and withholdings. Employee may be entitled to an annual bonus is the Company’s sole and complete discretion (i.e., the annual bonus minimum is US$0). To earn the annual bonus, Employee must be employed through the bonus payment date.

2. Make Whole Cash Bonus: Subject to Employee commencing employment with the Company, Employee will be entitled to a cash bonus (the “Make Whole Cash Bonus”) of US$250,000 which shall be payable (i) $100,000 within 30 days of the commencing employment with the Company, and (ii) $150,000 on the date that is 6 months after commencing employment with the Company provided Employee remains employed by the Company as of such date.

3. New Hire RSU Grant: Subject to Employee commencing employment and the approval of the Board of Directors of the Company (the “Board”), at such time that the Company adopts an equity incentive plan (“Plan”) for its employees and advisors, Employee will be entitled to participate in the Plan and shall be entitled to an award of 300,000 restricted stock units (the “RSU Award”), or the equivalent thereof, all in accordance with such terms, conditions, limitations and restrictions to which the EIP and any such RSU Award may be subject, as determined by the Company in its sole and absolute discretion. The RSU Award will vest over a three-year period from Employee’s employment start date, with 25% of the RSU Award becoming vested on the first year anniversary of Employee’s employment start date and 25% on the second year anniversary of your employment start date and the remainder 50% vesting third year, subject to Employee’s continued employment with the Company on each vesting date.

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